NEWS

Charter Announces First Quarter 2017 Results
Transactions Integration On Track With the Roll-Out of Spectrum Pricing and Packaging Nearly Complete

Stamford, Connecticut - May 2, 2017 - Charter Communications, Inc. (formerly known as CCH I, LLC, along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three months ended March 31, 2017. On May 18, 2016, Charter completed its transactions between the Company, Time Warner Cable Inc. ("Legacy TWC") and Charter Communications, Inc. ("Legacy Charter"), and Legacy Charter and Bright House Networks, LLC ("Legacy Bright House") (collectively, the “Transactions”). Pro forma1 results give effect to the Transactions as if they had closed on January 1, 2015 and include the operations of Legacy Charter, Legacy TWC and Legacy Bright House for the three months ended March 31, 2016.

Key highlights:

•
During the first quarter of 2017, Charter launched its high value Spectrum pricing, packaging and brand to residences in additional Legacy TWC markets, including areas in the Northeast, Midwest and Carolinas. As of March 31, 2017, Spectrum had been introduced in approximately 98% of the combined Legacy TWC and Legacy Bright House footprints, and the launch will be complete with the introduction of Spectrum in Hawaii in the second quarter of 2017.

•
During the first quarter, total customer relationships increased 365,000, compared to 415,000 on a pro forma basis during the first quarter of 2016. During the first quarter, total residential and SMB primary service units ("PSUs") increased by 437,000, compared to 820,000 on a pro forma basis during the first quarter of 2016. The year-over-year decline in customer relationship and PSU net additions was primarily driven by elevated churn on historical products in Legacy TWC markets.

•
First quarter revenues of $10.2 billion grew 4.3% on a pro forma basis, as compared to the prior year period, driven by residential revenue growth of 4.2% and commercial revenue growth of 10.8%. On an actual basis, first quarter revenue grew 301.7% year-over-year, driven primarily by the Transactions.

•
First quarter Adjusted EBITDA[2] of $3.7 billion grew 6.4% year-over-year on a pro forma basis, and 7.3% when excluding transition costs. On an actual basis, first quarter Adjusted EBITDA grew by 313.6%, driven primarily by the Transactions.

•
Net income attributable to Charter shareholders totaled $155 million in the first quarter, compared to $179 million on a pro forma basis during the same period last year, driven by lower income from operations primarily as a result of an increase in depreciation and amortization and higher severance-related expense, partially offset by an increase in Adjusted EBITDA. On an actual basis, net income totaled $155 million, compared to a net loss of $188 million during the first quarter of 2016, driven by higher income from operations following the close of the Transactions, partially offset by higher interest expense.

•	First quarter capital expenditures totaled $1.6 billion, and $1.5 billion when excluding transition capital.

1 See Exhibit 99.1 in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016 filed with the Securities and Exchange Commission on November 3, 2016, which includes reconciliations of the pro forma information to actual information for each quarter of 2015 and the first and second quarters of 2016. See the “Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information” section of this document for additional information.
2 Adjusted EBITDA and free cash flow are defined in the “Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information” section and are reconciled to consolidated net income (loss) and net cash flows from operating activities, respectively, in the addendum of this news release.

"As we near the first anniversary of the close of our transformative transactions in May of last year, the execution of our integration and operating plan remains on track," said Tom Rutledge, Chairman and CEO of Charter Communications, Inc. "We have now launched our Spectrum pricing and packaging to nearly all of the homes we pass in our new footprint. We are already seeing the benefits of our customer-focused strategy in those markets, including greater connect volumes and the sales of higher quality products, all of which will lead to higher customer satisfaction, lower churn, and faster customer and financial growth in future quarters."

Key Operating Results

	Approximate as of
	Actual	Pro Forma
	March 31, 2017 (a)	March 31, 2016 (a)	Y/Y Change
Footprint (b)
Estimated Video Passings	49,401	48,561	1.7%
Estimated Internet Passings	49,123	48,209	1.9%
Estimated Voice Passings	48,331	47,339	2.1%

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	34.7%	35.9%	(1.2) ppts
Internet Penetration of Estimated Internet Passings	46.9%	44.7%	2.2 ppts
Voice Penetration of Estimated Voice Passings	23.1%	23.0%	0.1 ppts

Customer Relationships (d)
Residential	25,131	24,180	3.9%
Small and Medium Business	1,439	1,286	11.9%
Total Customer Relationships	26,570	25,466	4.3%

Residential
Primary Service Units ("PSUs")
Video	16,736	17,086	(2.0)%
Internet	21,802	20,431	6.7%
Voice	10,364	10,172	1.9%
	48,902	47,689	2.5%

Quarterly Net Additions/(Losses)
Video	(100)	24	NM
Internet	428	520	(17.8)%
Voice	37	213	(82.6)%
	365	757	(51.7)%

Single Play (e)	9,980	9,088	9.8%
Double Play (e)	6,540	6,675	(2.0)%
Triple Play (e)	8,611	8,417	2.3%

Single Play Penetration (f)	39.7%	37.6%	2.1 ppts
Double Play Penetration (f)	26.0%	27.6%	(1.6) ppts
Triple Play Penetration (f)	34.3%	34.8%	(0.5) ppts

% Residential Non-Video Customer Relationships	33.4%	29.3%	4.1 ppts

Monthly Residential Revenue per Residential Customer (g)	$109.11	$109.00	0.1%

Small and Medium Business
PSUs
Video	411	369	11.3%
Internet	1,249	1,107	12.8%
Voice	809	693	16.7%
	2,469	2,169	13.8%

Quarterly Net Additions/(Losses)
Video	11	8	37.5%
Internet	30	29	3.4%
Voice	31	26	19.2%
	72	63	14.3%

Monthly Small and Medium Business Revenue per Customer (h)	$211.21	$212.02	(0.4)%

Enterprise PSUs (i)
Enterprise PSUs	99	85	16.5%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.
NM - Not meaningful
All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the first quarter, Charter continued to introduce its Spectrum brand, and residential pricing and packaging in additional Legacy TWC markets, including areas of the Northeast, Midwest and Carolinas. Charter completed the launch of Spectrum to residences in the Legacy Bright House footprint in the fourth quarter of 2016, and will complete the launch of Spectrum in the Legacy TWC footprint with the roll-out of Spectrum in Hawaii in the second quarter of 2017. Once Spectrum has been fully launched across Legacy TWC, Charter will offer minimum Internet speeds of at least 100 Mbps to approximately 50% of its total footprint, with nearly all of the remainder of the footprint offering minimum Internet speeds of at least 60 Mbps. Late in the fourth quarter of 2016, Spectrum Enterprise launched new pricing and packaging to the enterprise marketplace, and by mid-year Charter will launch Spectrum pricing and packaging for small and medium businesses in Legacy TWC and Legacy Bright House markets.

During the second quarter of 2017, Charter will restart all-digital efforts in the approximately 40% of Legacy TWC's footprint and 60% of Legacy Bright House's footprint that are not yet all-digital. All-digital allows Charter to offer more advanced products and services, and provides residential customers with two-way digital set-tops, which offer better picture quality, an interactive programming guide and video on demand on all TV outlets in the home.

During the first quarter of 2017, Charter's residential customer relationships grew by 330,000, versus 385,000 in the prior year period.1 Residential PSUs increased by 365,000 versus a gain of 757,000 in the prior year period. The year-over-year decline in customer relationship and PSU net additions was primarily the result of elevated churn from Legacy TWC historical pricing and packaging. As of March 31, 2017, Charter had 25.1 million residential customer relationships and 48.9 million residential PSUs.

Residential video customers decreased by 100,000 in the first quarter of 2017, versus an increase of 24,000 in the year-ago period, driven primarily by higher year-over-year video losses at Legacy TWC. Over the last twelve months, Legacy Charter grew residential video customers by 19,000 or 0.5%. As of March 31, 2017, Charter had 16.7 million residential video customers.

Charter added 428,000 residential Internet customers in the first quarter of 2017, compared to 520,000 a year ago. As of March 31, 2017, 92% of Legacy Charter's residential Internet customers subscribed to tiers that provided speeds of 60 Mbps or more compared to 43% at Legacy TWC and 76% at Legacy Bright House. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering. As of March 31, 2017, Charter had 21.8 million residential Internet customers.

During the first quarter, the Company added 37,000 residential voice customers, versus 213,000 during the first quarter of 2016. The year-over-year decline in voice net additions was primarily driven by a Legacy TWC voice promotion that drove voice net additions in the first quarter of 2016. As of March 31, 2017, Charter had 10.4 million residential voice customers.

First quarter residential revenue per customer relationship was $109.11, and remained virtually unchanged as compared to the prior year period, as promotional rate step-ups and minimal rate adjustments, were largely offset by continued single play Internet sell-in.

During the first quarter of 2017, SMB customer relationships grew by 35,000, versus customer growth of 30,000 during the first quarter of 2016. SMB PSUs increased 72,000, compared to 63,000 during the first quarter of 2016. As of March 31, 2017, Charter had 1.4 million SMB customer relationships and 2.5 million SMB PSUs.

1All customer data referred to herein for periods prior to the third quarter of 2016, are pro forma for the Transactions as if they had closed on January 1, 2015.

First Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2017	2016		2016
	Actual	Pro Forma	% Change	Actual	% Change
REVENUES:
Video	$4,079	$4,073	0.1%	$1,170	248.5%
Internet	3,398	3,037	11.9%	804	322.7%
Voice	694	729	(4.8)%	135	414.1%
Residential revenue	8,171	7,839	4.2%	2,109	287.4%
Small and medium business	900	808	11.3%	202	345.1%
Enterprise	539	490	10.1%	99	443.6%
Commercial revenue	1,439	1,298	10.8%	301	377.5%
Advertising sales	337	365	(7.7)%	72	368.0%
Other	217	240	(9.7)%	48	352.7%
Total Revenue	10,164	9,742	4.3%	2,530	301.7%

COSTS AND EXPENSES:
Total operating costs and expenses	6,510	6,309	3.2%	1,647	295.3%
Adjusted EBITDA	$3,654	$3,433	6.4%	$883	313.6%

Adjusted EBITDA margin	35.9%	35.2%		34.9%

Capital Expenditures	$1,555	$1,834		$429
% Total Revenues	15.3%	18.8%		17.0%

Net income (loss) attributable to Charter shareholders	$155	$179		$(188)
Earnings (loss) per common share attributable to Charter shareholders:
Basic	$0.58	$0.66		$(1.86)
Diluted	$0.57	$0.65		$(1.86)

Net cash flows from operating activities	$2,843			$424
Free cash flow	$1,138			$(61)

Revenue

On a pro forma basis, first quarter revenues rose 4.3% year-over-year to $10.2 billion, driven primarily by growth in Internet and commercial revenues. On an actual basis, first quarter revenue increased 301.7% year-over-year, driven by the Transactions.

Video revenues totaled $4.1 billion in the first quarter, and remained virtually unchanged on a pro forma basis compared to the prior year period, as annual and promotional rate adjustments and higher advanced services penetration, were largely offset by a decrease in video customers over the last 12 months. On an actual basis, first quarter video revenues increased by 248.5% compared to the prior year period, driven by the Transactions.

On a pro forma basis, Internet revenues grew 11.9%, compared to the year-ago quarter, to $3.4 billion, driven by an increase of 1,371,000 Internet customers during the last year, promotional rolloff and price adjustments. On an actual basis, Internet revenues grew 322.7% year-over-year, as a result of the Transactions.

Voice revenues totaled $694 million in the first quarter, a decrease of 4.8% on a pro forma basis compared to the first quarter of 2016, as promotions and value-based pricing more than offset the addition of 192,000 voice customers over the last twelve months. Voice revenues increased 414.1% year-over-year, on an actual basis, driven by the Transactions.

Commercial revenues rose to $1.4 billion, an increase of 10.8% on a pro forma basis over the prior year period, driven by SMB revenue growth of 11.3% and enterprise revenue growth of 10.1%. On an actual basis, commercial revenues grew 377.5% year-over-year, as a result of the Transactions.

First quarter advertising sales revenues of $337 million decreased 7.7% on a pro forma basis compared to the year-ago quarter, driven primarily by a decrease in political advertising revenue. Advertising sales grew 368.0% year-over-year, on an actual basis, driven by the Transactions. Other revenues fell to $217 million, a decrease of 9.7% on a pro forma basis compared to the year-ago quarter, due to a benefit in the first quarter of 2016 related to a contractual settlement at Legacy TWC and Legacy Bright House. On an actual basis, other revenues grew 352.7% year-over-year, as a result of the Transactions.

Excluding the impact of the contractual settlement noted above and the impact of accrued credits to be provided to certain TWC customers, total first quarter revenues rose 4.7% year-over-year on a pro forma basis.

Operating Costs and Expenses

On a pro forma basis, first quarter total operating costs and expenses increased by $201 million, or 3.2%, compared to the year-ago period, driven almost entirely by an increase in programming expense. On an actual basis, total operating costs and expenses grew by 295.3% year-over-year as a result of the Transactions.

First quarter programming expense increased by $197 million, or 8.2% on a pro forma basis, as compared to the first quarter of 2016, reflecting contractual programming increases, renewals and improving expanded basic video sell-in at Legacy TWC, partly offset by Transactions synergies.

Costs to service customers increased by $4 million or 0.2% on a pro forma basis year-over-year, despite year-over-year residential and SMB customer relationship growth of 4.3%, as a result of financial benefits from the combination of three companies, as well as lower service transactions per customer and churn at Legacy Charter.

Marketing expenses decreased by $9 million, or 1.5% year-over-year, on a pro forma basis, due to efficiencies from the consolidation of marketing strategies following the Transactions. Other expenses decreased by $14 million, or 1.4% on a pro forma basis, as compared to the first quarter of 2016, driven primarily by Transactions synergies.

Adjusted EBITDA

First quarter Adjusted EBITDA of $3.7 billion grew by 6.4% year-over-year on a pro forma basis, reflecting revenue growth and operating expense growth of 4.3% and 3.2%, respectively. Excluding transition costs of $51 million in the first quarter of 2017 and $21 million in the prior year period, pro forma Adjusted EBITDA grew by 7.3% year-over-year.

Excluding the impact of transitions costs, the above-noted settlement of a contractual dispute in the first quarter of 2016 and accrued customer credits, pro forma Adjusted EBITDA grew by over 8% year-over-year.

On an actual basis, Adjusted EBITDA grew by 313.6% year-over-year, due to the Transactions.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $155 million in the first quarter of 2017, compared to pro forma net income of $179 million in the first quarter of 2016. The year-over-year decrease in pro forma net income was primarily related to higher depreciation and amortization, and higher severance-related and transactions expenses, partly offset by higher Adjusted EBITDA, and lower income tax expense from a benefit related to stock compensation and lower before tax income. Net income per basic common share attributable to Charter shareholders totaled $0.58 in the first quarter of 2017 compared to $0.66, on a pro forma basis, during the same period last year. The decrease was primarily the result of the factors described above, partially offset by a 0.4% decrease in pro forma weighted average shares outstanding versus the prior year period.

On an actual basis, net income attributable to Charter shareholders totaled $155 million during the first quarter of 2017, compared to a net loss of $188 million in the first quarter of 2016. The increase in net income was primarily related to higher income from operations as a result of the Transactions, partially offset by higher interest expense. Actual net income per basic common share attributable to Charter shareholders totaled $0.58 in the first quarter of 2017 compared to a net loss per basic common share of $1.86 during the same period last year. The increase was driven by the Transactions, partly offset by a 164.9% increase in weighted average shares outstanding versus the prior year period, also a result of the Transactions.

Capital Expenditures

Property, plant and equipment expenditures totaled $1.555 billion in the first quarter of 2017, compared to $1.834 billion, on a pro forma basis, during the first quarter of 2016. The pro forma year-over-year decrease in capital expenditures was driven by a decrease in scalable infrastructure related to the timing of network capacity spending, lower support capital related to the timing of vehicle purchases, and lower CPE spending related to the timing of equipment purchases. Transition capital expenditures accounted for $76 million of capital expenditures in the first quarter of 2017 versus $53 million in the first quarter of 2016. Excluding transition-related expenditures, first quarter 2017 capital expenditures totaled $1.479 billion, compared to $1.781 billion, on a pro forma basis, during the same period last year.

On an actual basis, first quarter 2017 capital expenditures increased by $1.1 billion as compared to the prior year, due to the Transactions.

Cash Flow and Free Cash Flow

During the first quarter of 2017, net cash flows from operating activities totaled $2.8 billion, compared to $424 million in the first quarter of 2016. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA, partly offset by higher cash paid for interest in the first quarter of 2017 versus the first quarter of 2016, following the close of the Transactions.

Free cash flow for the first quarter of 2017 totaled $1.1 billion, compared to negative free cash flow of $61 million during the same period last year. The increase was related to higher net cash flows from operating activities in the first quarter of 2017 versus the first quarter of 2016, given the close of the Transactions, partly offset by higher actual capital expenditures.

Liquidity & Financing

As of March 31, 2017, total principal amount of debt was $61.3 billion and Charter's credit facilities provided approximately $2.8 billion of additional liquidity in excess of Charter's $2.9 billion cash position.

In January 2017, Charter Communications Operating, LLC ("Charter Operating") entered into an amendment to its Credit Agreement decreasing the applicable LIBOR margin on both the term loan E and term loan F to 2.00% and eliminating the LIBOR floor.

In February 2017, CCO Holdings, LLC ("CCO Holdings") and CCO Holdings Capital Corp. closed on transactions in which they issued $1.0 billion aggregate principal amount of 5.125% senior notes due 2027. The net proceeds were used to redeem CCO Holdings’ 6.625% senior notes due 2022, pay related fees and expenses and for general corporate purposes.

In March 2017, CCO Holdings and CCO Holdings Capital Corp. closed on transactions in which they issued an additional $1.0 billion aggregate principal amount of 5.125% senior notes due 2027. The net proceeds were used in April 2017, along with cash on hand, to redeem $2.0 billion in aggregate principal amount of Time Warner Cable, LLC's 5.850% notes due May 2017, to pay related fees and expenses and for general corporate purposes.

In April 2017, CCO Holdings and CCO Holdings Capital Corp. issued an additional $1.25B of 5.125% notes notes due 2027, and Charter Operating and Charter Communications Operating Capital Corp. issued $1.25B of 5.375% senior secured notes due 2047. The net proceeds will be used to pay related fees and expenses and for general corporate purposes, including potential buybacks of Charter Class A common stock or common units of Charter Communications Holdings, LLC.

Share Repurchases

During the three months ended March 31, 2017, Charter purchased approximately 2.5 million shares of Charter Class A common stock and Charter Holdings common units for approximately $826 million.

Conference Call

Charter will host a conference call on Tuesday, May 2, 2017 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 97450731.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on May 16, 2017. The conference ID code for the replay is 97450731.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2017, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, consolidated net income (loss) and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to consolidated net income (loss) and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, other (income) expense, net and other operating (income) expenses, such as merger and restructuring costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities.

The Company's debt covenants refer to these expenses as management fees, which were $273 million and $102 million for the three ended March 31, 2017 and 2016, respectively.

Pro forma results give effect to the Transactions as if they had closed on January 1, 2015 and include the operations of Legacy Charter, Legacy TWC and Legacy Bright House for the three months ended March 31, 2016. Due to the transformative nature of the Transactions, the Company believes that providing a discussion of its results of operations on a pro forma basis provides management and investors a more meaningful perspective on the Company's financial and operational performance and trends. The results of operations data on a pro forma basis are provided for illustrative purposes only and are based on available information and assumptions that Charter believes are reasonable and do not purport to represent what the actual consolidated results of operations of Charter would have been had the Transactions occurred on January 1, 2015, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Exhibit 99.1 in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016 filed with the SEC on November 3, 2016 provides pro forma financial information for each quarter of 2015 and the first and second quarters of 2016 and a reconciliation of the pro forma financial information to the actual results of operations of the Company.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced broadband services, including Spectrum TV™ video entertainment programming, Spectrum Internet™ access, and Spectrum Voice™. Spectrum Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Spectrum Reach™ brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

Risks Related to the Recently Completed Transactions:

•	our ability to promptly, efficiently and effectively integrate acquired operations;

•	managing a significantly larger company than before the completion of the Transactions;

•	our ability to achieve the synergies and value creation contemplated by the Transactions;

•
changes in Legacy Charter, Legacy TWC or Legacy Bright House operations' businesses, future cash requirements, capital requirements, results of operations, revenues, financial condition and/or cash flows;

•	disruption in our business relationships as a result of the Transactions;

•	the increase in indebtedness as a result of the Transactions, which will increase interest expense and may decrease our operating flexibility;

•	operating costs and business disruption that may be greater than expected;

•	the ability to retain and hire key personnel; and

•	costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Transactions.

Risks Related to Our Business

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers, video provided over the Internet by (i) market participants that have not historically competed in the multichannel video business, (ii) traditional multichannel video distributors, and (iii) content providers that have historically licensed cable networks to multichannel video distributors, and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•
our ability to develop and deploy new products and technologies including our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes, and any other cloud-based consumer services and service platforms;

•	the effects of governmental regulation on our business or potential business combination transactions;

•	any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2017	2016		2016
	Actual	Actual	% Change	Pro Forma	% Change
REVENUES:
Video	$4,079	$1,170	248.5%	$4,073	0.1%
Internet	3,398	804	322.7%	3,037	11.9%
Voice	694	135	414.1%	729	(4.8)%
Residential revenue	8,171	2,109	287.4%	7,839	4.2%
Small and medium business	900	202	345.1%	808	11.3%
Enterprise	539	99	443.6%	490	10.1%
Commercial revenue	1,439	301	377.5%	1,298	10.8%
Advertising sales	337	72	368.0%	365	(7.7)%
Other	217	48	352.7%	240	(9.7)%
Total Revenue	10,164	2,530	301.7%	9,742	4.3%
COSTS AND EXPENSES:
Programming	2,604	703	270.2%	2,407	8.2%
Regulatory, connectivity and produced content	498	112	346.3%	505	(1.5)%
Costs to service customers	1,815	421	330.6%	1,811	0.2%
Marketing	582	165	253.6%	591	(1.5)%
Transition costs	51	21	142.7%	21	142.7%
Other expense	960	225	326.5%	974	(1.4)%
Total operating costs and expenses (exclusive of items shown separately below)	6,510	1,647	295.3%	6,309	3.2%
Adjusted EBITDA	3,654	883	313.6%	3,433	6.4%
Adjusted EBITDA margin	35.9%	34.9%		35.2%
Depreciation and amortization	2,550	539		2,285
Stock compensation expense	69	24		66
Other operating expenses, net	94	18		23
Income from operations	941	302		1,059
OTHER EXPENSES:
Interest expense, net	(713)	(454)		(708)
Loss on extinguishment of debt	(34)	—		—
Gain (loss) on financial instruments, net	38	(5)		(5)
Other income (expense), net	4	(3)		18
	(705)	(462)		(695)
Income (loss) before income taxes	236	(160)		364
Income tax expense	(25)	(28)		(115)
Consolidated net income (loss)	211	(188)		249
Less: Net income attributable to noncontrolling interests	(56)	—		(70)
Net income (loss) attributable to Charter shareholders	$155	$(188)		$179
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$0.58	$(1.86)		$0.66
Diluted	$0.57	$(1.86)		$0.65
Weighted average common shares outstanding, basic	269,004,817	101,552,093		270,171,965
Weighted average common shares outstanding, diluted	273,199,509	101,552,093		273,445,951

Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of January 1, 2015. Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to consolidated net income (loss) as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. First Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2017	2016
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,920	$1,535
Accounts receivable, net	1,311	1,432
Prepaid expenses and other current assets	435	333
Total current assets	4,666	3,300

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	32,699	32,963
Customer relationships, net	13,904	14,608
Franchises	67,316	67,316
Goodwill	29,526	29,509
Total investment in cable properties, net	143,445	144,396

OTHER NONCURRENT ASSETS	1,333	1,371

Total assets	$149,444	$149,067

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$7,513	$7,544
Current portion of long-term debt	2,007	2,028
Total current liabilities	9,520	9,572

LONG-TERM DEBT	60,837	59,719
DEFERRED INCOME TAXES	26,576	26,665
OTHER LONG-TERM LIABILITIES	2,607	2,745

SHAREHOLDERS' EQUITY:
Controlling interest	39,720	40,139
Noncontrolling interests	10,184	10,227
Total shareholders' equity	49,904	50,366

Total liabilities and shareholders' equity	$149,444	$149,067

Addendum to Charter Communications, Inc. First Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$211	$(188)
Adjustments to reconcile consolidated net income (loss) to net cash flows from operating activities:
Depreciation and amortization	2,550	539
Stock compensation expense	69	24
Accelerated vesting of equity awards	17	—
Noncash interest (income) expense, net	(108)	7
Other pension benefits	(13)	—
Loss on extinguishment of debt	34	—
(Gain) loss on financial instruments, net	(38)	5
Deferred income taxes	16	28
Other, net	6	3
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	236	24
Prepaid expenses and other assets	(83)	(21)
Accounts payable, accrued liabilities and other	(54)	3
Net cash flows from operating activities	2,843	424

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,555)	(429)
Change in accrued expenses related to capital expenditures	(150)	(56)
Change in restricted cash and cash equivalents	—	(49)
Other, net	(7)	(2)
Net cash flows from investing activities	(1,712)	(536)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	4,640	2,139
Repayments of long-term debt	(3,475)	(727)
Payments for debt issuance costs	(21)	(17)
Purchase of treasury stock	(895)	(16)
Proceeds from exercise of stock options	72	5
Purchase of noncontrolling interest	(27)	—
Distributions to noncontrolling interest	(38)	—
Other, net	(2)	1
Net cash flows from financing activities	254	1,385

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,385	1,273
CASH AND CASH EQUIVALENTS, beginning of period	1,535	5
CASH AND CASH EQUIVALENTS, end of period	$2,920	$1,278

CASH PAID FOR INTEREST	$892	$470
CASH PAID FOR TAXES	$1	$—

Addendum to Charter Communications, Inc. First Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	Actual		Pro Forma
	March 31, 2017 (a)	December 31, 2016 (a)	March 31, 2016 (a)
Footprint (b)
Estimated Video Passings	49,401	49,229	48,561
Estimated Internet Passings	49,123	48,955	48,209
Estimated Voice Passings	48,331	48,142	47,339

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	34.7%	35.0%	35.9%
Internet Penetration of Estimated Internet Passings	46.9%	46.2%	44.7%
Voice Penetration of Estimated Voice Passings	23.1%	23.1%	23.0%

Customer Relationships (d)
Residential	25,131	24,801	24,180
Small and Medium Business	1,439	1,404	1,286
Total Customer Relationships	26,570	26,205	25,466

Residential
Primary Service Units ("PSUs")
Video	16,736	16,836	17,086
Internet	21,802	21,374	20,431
Voice	10,364	10,327	10,172
	48,902	48,537	47,689

Pro Forma Quarterly Net Additions/(Losses)
Video	(100)	(51)	24
Internet	428	357	520
Voice	37	39	213
	365	345	757

Single Play (e)	9,980	9,640	9,088
Double Play (e)	6,540	6,586	6,675
Triple Play (e)	8,611	8,575	8,417

Single Play Penetration (f)	39.7%	38.9%	37.6%
Double Play Penetration (f)	26.0%	26.6%	27.6%
Triple Play Penetration (f)	34.3%	34.6%	34.8%

% Residential Non-Video Customer Relationships	33.4%	32.1%	29.3%

Pro Forma Monthly Residential Revenue per Residential Customer (g)	$109.11	$109.77	$109.00

Small and Medium Business
PSUs
Video	411	400	369
Internet	1,249	1,219	1,107
Voice	809	778	693
	2,469	2,397	2,169

Pro Forma Quarterly Net Additions/(Losses)
Video	11	12	8
Internet	30	34	29
Voice	31	27	26
	72	73	63

Pro Forma Monthly Small and Medium Business Revenue per Customer (h)	$211.21	$214.25	$212.02

Enterprise PSUs (i)
Enterprise PSUs	99	97	85

Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of January 1, 2015. All percentages are calculated using whole numbers. Minor differences may exist due to rounding. See footnotes to unaudited summary of operating statistics on page 5 of this addendum.

Addendum to Charter Communications, Inc. First Quarter 2017 Earnings Release

(a)
All customer statistics include the operations of Legacy TWC, Legacy Bright House and Legacy Charter each of which is based on individual legacy company reporting methodology. These methodologies differ and their differences may be material. Statistical reporting will be conformed over time to a single Charter reporting methodology.

At March 31, 2016, actual residential and small and medium business customer relationships were 6,388,000 and 405,000, respectively; actual residential video, Internet and voice PSUs were 4,332,000, 5,368,000 and 2,633,000, respectively; actual small and medium business video, Internet and voice PSUs were 113,000, 359,000 and 231,000, respectively; enterprise PSUs were 31,000.

We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at March 31, 2017, December 31, 2016 and March 31, 2016, actual customers include approximately 168,400, 208,400 and 27,900 customers, respectively, whose accounts were over 60 days past due, approximately 13,300, 15,500 and 1,100 customers, respectively, whose accounts were over 90 days past due and approximately 7,900, 8,000 and 900 customers, respectively, whose accounts were over 120 days past due.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Penetration represents residential and small and medium business customers as a percentage of estimated passings for the service indicated.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships excludes enterprise customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(f)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(g)
Pro forma monthly residential revenue per residential customer is calculated as total pro forma residential video, Internet and voice quarterly revenue divided by three divided by average pro forma residential customer relationships during the respective quarter.

(h)
Pro forma monthly small and medium business revenue per customer is calculated as total pro forma small and medium business quarterly revenue divided by three divided by average pro forma small and medium business customer relationships during the respective quarter.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. First Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,
	2017	2016	2016
	Actual	Actual	Pro Forma (b)

Consolidated net income (loss)	$211	$(188)	$249
Plus: Interest expense, net	713	454	708
Income tax expense	25	28	115
Depreciation and amortization	2,550	539	2,285
Stock compensation expense	69	24	66
Loss on extinguishment of debt	34	—	—
(Gain) loss on financial instruments, net	(38)	5	5
Other, net	90	21	5

Adjusted EBITDA (a)	3,654	883	3,433
Less: Purchases of property, plant and equipment	(1,555)	(429)	(1,834)

Adjusted EBITDA less capital expenditures	$2,099	$454	$1,599

Net cash flows from operating activities	$2,843	$424
Less: Purchases of property, plant and equipment	(1,555)	(429)
Change in accrued expenses related to capital expenditures	(150)	(56)

Free cash flow	$1,138	$(61)

(a)	See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

(b)	Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of January 1, 2015.

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. First Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2017	2016	2016
	Actual	Actual	Pro Forma (g)

Customer premise equipment (a)	$707	$137	$761
Scalable infrastructure (b)	268	110	475
Line extensions (c)	248	47	225
Upgrade/Rebuild (d)	107	41	134
Support capital (e)	225	94	239

Total capital expenditures	$1,555	$429	$1,834

Capital expenditures included in total related to:
Commercial services	$268	$64	$287
Transition (f)	$76	$53	$53

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Transition represents incremental costs incurred to integrate the Legacy TWC and Legacy Bright House operations and to bring the three companies' systems and processes into a uniform operating structure.

(g)	Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of January 1, 2015.

Addendum to Charter Communications, Inc. First Quarter 2017 Earnings Release